Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is entered into as of May 29, 2015 (the “Effective Date”), by and between The Providence Service Corporation, a Delaware corporation (the “Company”), and Warren S. Rustand, an Arizona resident (“Executive”). The Company and Executive are each individually referred to herein as a “Party,” and collectively referred to as the “Parties.” The subsidiaries of the Company and any entities managed by, or on behalf of, the Company or its subsidiaries are referred to herein as the “Group Companies”.

RECITALS

WHEREAS, Executive has been employed by the Company as the Chief Executive Officer of the Company;

WHEREAS, the Company and Executive desire to enter into this Agreement, in connection with the resignation by Executive from his position as the Chief Executive Officer and a director of the Company, and as an employee, officer, director or other position with any Group Company, other than as provided in Section 2, which resignation shall be deemed to be a termination of Employee’s employment with the Company for purposes of Section 5(d) of the Employment Agreement, dated as of May 7, 2013, between the Company and Executive (the “Employment Agreement”);

WHEREAS, following Executive’s resignation from his position as the Chief Executive Officer and a director of the Company, Executive will serve as a senior advisor for the Company; and

WHEREAS, the Company and Executive desire to set forth their mutual agreement concerning the terms and conditions relating to Executive’s resignation from his position as Chief Executive Officer of the Company, Executive’s service as senior advisor for the Company during the period stated herein, and the precise nature and amount of compensation to be provided to Executive and any other rights and obligations of the Company and Executive following the Effective Date, including but not limited to in respect of any rights of Executive under the Employment Agreement. Unless otherwise provided herein, capitalized terms in this Agreement shall have the definitions set forth in the Employment Agreement.

NOW, THEREFORE, on the basis of the foregoing facts, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

AGREEMENT

1.     Termination of Employment. Executive hereby confirms that, effective as of the Effective Date, he has resigned as Chief Executive Officer and director of the Company, and as an employee, officer, director or other position with any Group Company, other than as set forth in Section 2. Executive and the Company each agrees to execute any documents reasonably requested by the other Party to implement Executive’s resignation from any such positions and to otherwise carry out the terms of this Agreement.

2.     Senior Advisor Role. The Parties hereby agree that, from the Effective Date through December 31, 2015 (the “Severance Date”), Executive will serve as a senior advisor to the Company. In connection with this role, Executive shall: (a) follow the direction of the Chairman of the Board of Directors of the Company; (b) be available to provide at least twenty-five (25) hours of services each week at mutually agreeable times; and (c) be subject to, and shall follow, all policies and practices applicable to employees of the Company. During the period of Executive’s service as a senior advisor, and subject to Executive’s continued performance in all material respects throughout such period of his obligations set forth in this Section 2 and otherwise as required by this Agreement, Executive shall be entitled to the compensation and benefits described in Section 4 and shall be entitled to continue to participate in the Company’s health insurance plans and other benefits as described in Exhibit A attached hereto. Other than as herein expressly set forth, Executive shall not be entitled to any other payments or benefits from any Group Company in connection with his service as a senior advisor for the Company or otherwise in respect of the period following the Effective Date and to and including the Severance Date. Following the Effective Date and until the Severance Date, Executive shall not have or agree to commence any other employment, advisory, consulting or other roles for or with “for profit” businesses or entities other than the Company as contemplated in this Agreement; provided that Executive may provide mentoring services to executives and may deliver general business presentations (that is, for general business concepts and strategies, not relating to the Company or engaging in business in any particular industry) to “for profit” and “not for profit” entities. Furthermore, any presentations or other communications that reference the Company must receive prior written approval from the Chairman of the Board of Directors of the Company. For all purposes of this Agreement, if the Company believes Executive is not performing in all material respects as required by this Agreement, and the Company intends to assert such lack of performance in a manner which would cause a material diminution of the benefits of this Agreement to Executive, the Company will provide notice of such lack of performance and Executive will have five (5) business days to cure such lack of performance.

3.     Effectiveness. This Agreement is effective as of the Effective Date, except as to Paragraph 4 which shall take effect as of the close of business on the seventh (7th) day after this Agreement has been executed, unless previously revoked by Executive in writing in accordance with Paragraph 19.

4.     Payments.

(a)     Payments Pursuant to the Terms of the Employment Agreement. Pursuant to the terms of the Employment Agreement and subject to Executive’s continuing compliance in all material respects with all terms of this Agreement and Section 7 of the Employment Agreement, and Executive not revoking this Agreement prior to the expiration of the Revocation Period (as defined below), Executive or his successors, heirs or survivors shall be entitled to receive the following:

i.     Cash payments equal to the amounts that Executive would have received as Base Salary under the Employment Agreement if he were employed by the Company through December 31, 2015, which shall be paid at the times that Executive would have received such payments if he were employed by the Company through December 31, 2015, in each case less an amount as may be required to be deducted for the payment of federal and state taxes and other appropriate withholdings and deductions;

ii.     An amount based on the annual performance cash bonus award relating to the performance of the Company during 2015, which amount will be calculated based on the same criteria and paid at the same time as payments are made in respect of similar awards to which other executives of the Company are entitled; and

iii.     In lieu of any other payments in respect of the Life Insurance (as that term is defined in the Employment Agreement), the Company will pay to you $64,000 within ten (10) days following the Severance Date and $64,000 within twelve (12) months thereafter.

(b)     PRSUs. Subject to Executive’s continuing compliance in all material respects with all terms of this Agreement and Section 7 of the Employment Agreement, and Executive not revoking this Agreement prior to the expiration of the Revocation Period, Executive shall be entitled to receive any amounts payable in respect of the performance restricted stock units (PRSUs) issued to the Executive on May 6, 2013, which amounts will be calculated based on the same criteria and paid at the same time as payments are made in respect of similar amounts to employees who received performance restricted stock units (PRSUs) on May 6, 2013.

(c)     Options. Subject to Executive’s continuing compliance in all material respects with all terms of this Agreement and Section 7 of the Employment Agreement, and Executive not revoking this Agreement prior to the expiration of the Revocation Period, with respect to Executive’s option to purchase 200,000 shares of common stock of the Company (the “Option”), which Option was granted on September 11, 2014, that portion of the Option that would have vested on June 30, 2015 will automatically vest on the day following the expiration of the Revocation Period. The portion of the Option that has vested prior to the date hereof and the portion of the Option that will vest on the day following the expiration of the Revocation Period (subject to the terms of the foregoing sentence) are collectively referred to as the “Vested Portion.” Executive will be permitted to exercise the Option with respect to up to 100% of the Vested Portion during the period commencing the day following the expiration of the Revocation Period and until or on June 30, 2017, and up 50% of the Vested Portion during the period commencing July 1, 2017 and until or on June 30, 2018.

(d)     Restricted Stock Grants. Subject to Executive’s continuing compliance in all material respects with all terms of this Agreement and Section 7 of the Employment Agreement, and Executive not revoking this Agreement prior to the expiration of the Revocation Period, any portion of shares of common stock of the Company subject to any Restricted Stock Grant awarded to Executive prior to the Effective Date that are scheduled to vest on or prior to the Severance Date will vest as scheduled.

5.     Release.

(a)     To induce the Company to enter into this Agreement and to perform its obligations hereunder, subject to the terms of this Agreement, Executive promises not to sue and irrevocably and unconditionally releases, waives and forever discharges the Company and each of its Affiliates, and all of the Company’s and such Affiliates’current and former directors, officers, employees, attorneys, agents, investors, shareholders, and contractors and their heirs, executors and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (collectively, the “Released Parties”), from any and all civil suits, causes of action, claims for damages, expenses, costs and liabilities of any nature whatsoever (collectively referred to as “claims”), arising, occurring or existing at any time prior and up to the Effective Date, whether now known or unknown (the “General Release”). Executive expressly acknowledges and understands that this General Release is intended to and does waive all civil claims including, without limitation, the following:

i.     Any and all claims arising from or relating to Executive’s employment with the Company and all Released Parties and/or Executive’s separation from the Company of any nature whatsoever, be they common law or statutory, legal or equitable, in contract or tort, including but not limited to, any and all claims under the Employment Agreement, for breach of the Released Parties’ policies, rules, regulations, or handbooks or for breach of express or implied contracts or express or implied covenants of good faith and any and all claims for promissory estoppel, wrongful discharge, whistle blowing, defamation, invasion of privacy, violation of public policy, retaliation, assault or battery, mental or emotional distress or any other personal injury; any and all claims for back pay, front pay, vacation pay, bonuses or incentives, or for compensation of any nature, any kind of compensatory, special or consequential damages, punitive or liquidated damages, unemployment compensation, attorney’s fees, costs, disbursements or expenses of any kind whatsoever. Executive is not waiving any rights that cannot be waived by law but does forever waive his right to recover any damages should any state, local or federal agency ever pursue a claim on Executive’s behalf against the Released Parties relating to any matter whatsoever that occurred prior to or up to the Effective Date. This release does not apply to rights or claims that first arise after the Effective Date, to any vested rights that Executive may have to medical benefits under the Company’s medical plan or benefits under the Company’s 401(k) savings plan to the extent funded as of the Effective Date or as of the Severance Date, or to any claim for unemployment compensation benefits.

ii.     Any and all civil claims arising prior to or up to the Effective Date under federal, state or local constitutions, laws, rules or regulations or common law regulating employer conduct or prohibiting employment discrimination based upon age, race, color, sex, religion, handicap or disability, national origin, sexual orientation, or any other protected category or characteristic, including but not limited to any and all claims arising under the Age Discrimination in Employment Act of 1967 (ADEA), Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Fair Labor Standards Act, the Civil Rights Acts of 1866, 1871 and 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act (ERISA), the Family and Medical Leave Act (FMLA), the Rehabilitation Act of 1973, the Arizona Civil Rights Act, the Arizona Equal Pay Act, and/or under any other federal, state, and local equal employment, fair employment, civil or human rights laws, discrimination statutes, codes or ordinances, rules or regulations. This release does not apply to rights or claims that first arose after the Effective Date. As of the date of the signing of this Agreement, Executive affirms that he has not made any allegation and is unaware of any facts or circumstances that might give rise to a claim or charge of discrimination, harassment, retaliation, unpaid wages, or overtime on behalf of any of the Released Parties.

iii.     Any and all other civil claims arising prior to or up to the Effective Date for damages, costs, expenses and or attorneys’ fees of any kind whatsoever that Executive has or may have against the Released Parties at the time Executive signs this Agreement whether he knows about them or not. This release does not apply to rights or claims that first arose after the Effective Date.

iv.     This Agreement does not release any claims that the law does not permit Executive to release. Further, Executive is not releasing the Company for any obligation the Company may otherwise have to indemnify Executive for Executive’s acts within the course and scope of the employment with the Company, pursuant to the articles and bylaws of the Company, any rights Executive may have under the Company’s Employed Lawyers Liability Insurance Policy, or the obligations of the Company set forth or referenced in this Agreement as continuing obligations of the Company.

(b)     Notwithstanding the foregoing, Executive is entitled to payments and rights expressly set forth in this Agreement. Other than the sums and benefits set forth in this Agreement, there are no other sums payable to the Executive by any of the Released Parties. This release does not foreclose an action by either Party to enforce the terms of this Agreement. Such action shall be determined by final and binding arbitration, pursuant to Paragraph 10(b)

6.     Pursuit of Claims. Executive acknowledges that he has not filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding with respect to any claim this Agreement purports to waive, and promises never to do so in the future, whether as a named plaintiff, class member, or otherwise. If, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will use his best efforts to cause it immediately to be withdrawn and dismissed with prejudice. However, the preceding sentences shall not preclude Executive from filing or prosecuting a charge with any administrative agency with respect to any such claim as long as he does not seek any damages, remedies, or other relief for himself personally, which Executive promises not to do, and any right to which Executive hereby waives. If Executive is ever awarded or recovers any amount as to a claim he has purported to waive in this Agreement, Executive agrees that the amount of the award or recovery shall be reduced by the amounts he was paid under this Agreement. To the extent such a setoff is not affected, Executive promises to pay, or assign to Company his right to receive, the amount that should have been set off. If Executive does bring a claim this Agreement purports to waive, Executive agrees to immediately return the amount paid under this release increased appropriately for the time value of money, using an interest rate of 10 percent per annum.

7.     No Admission. This Agreement is not an admission by either Executive or the Company of any wrongdoing or liability.

8.     No Authority to Bind the Company. As of the date hereof, Executive has no authority to enter into any contracts that bind the Company or any Group Company or create obligations on the part of the Company.

9.     Cooperation with Pending or Future Legal Proceedings.

(a)     So long as the Company pays all reasonable costs and expenses of Executive (including travel, lodging and meals, and any legal counsel for Executive to the extent, in the opinion of counsel for the Company, appointment of the same is reasonably required), and per diem amounts at the Company’s standard hourly rates for consultants and subject to the Company’s standard terms, Executive agrees to reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company, or involving the Company’s participation as a non-party, which relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company. Executive also agrees to reasonably cooperate with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall pay or reimburse Executive for Executive's reasonable out of pocket travel costs incurred by Executive related to the Company's request for Executive to assist the Company or its legal counsel with respect to any such legal proceedings, or as may be required pursuant to subpoena or other legal process involving the Company and Executive and shall provide compensation to Executive for his time and efforts at a rate to be mutually agreed by Company and Executive. Executive understands that in any legal action, investigation, or review covered by this Paragraph 9, the Company expects Executive to provide only accurate and truthful information or testimony.

(b)     Executive will not collaborate or communicate with anyone outside of the Company regarding any matter that involves the Company and/or any of the Released Parties except as required by law or in order to fulfill the requirements of his continued employment by the Company. If anyone approaches Executive about any such matter, Executive shall not disclose any information about the Company to that person or entity without the Company’s prior written approval.

(c)     If Executive is served with any legal process that would require Executive to give testimony regarding any matter in which the Company and/or any of the Released Parties is a party, Executive shall give electronic notice to the Company to the attention of the Chairman of the Board of Directors of the Company and to the Chief Executive Officer of the Company, within forty-eight (48) hours of Executive being served or receiving such legal process. Executive must not respond to the legal process until the latest time allowable under the law, to give the Company and/or the Released Party an opportunity within the maximum time allowed by law to file a motion objecting to the legal process and to obtain a ruling from the court.

10.     Governing Law; Dispute Resolution Procedure; and Venue.

(a)     This Agreement has been drafted in contemplation of and shall be construed in accordance with and governed by the law of the State of Arizona, to the extent not preempted by federal law.

(b)     Executive agrees to resolve any disputes that he may have with Company or any of the Released Parties through final and binding, non-appealable arbitration in Tucson, Arizona, including disputes regarding the validity of this General Release. Such arbitration shall be conducted by JAMS in accordance with its employment dispute resolution rules. This agreement to arbitrate does not apply to government agency proceedings. Executive agrees that his violation of the confidentiality and non-disparagement provisions of this Agreement or Section 7 of the Employment Agreement are not able to be remedied by damages alone and that injunctive relief may be sought to bar or stop any such violations.

By writing my initials in the following blank, ____, I am acknowledging that I understand this paragraph’s arbitration requirements and that arbitration would be in lieu of a jury trial.

11.     Restrictive Covenants.

(a)     Executive agrees that following the Effective Date, he will continue to be subject to, and shall comply with, all of the terms set forth in Section 7 of the Employment Agreement, and the terms thereof shall be deemed to be incorporated herein by this reference as though fully set forth herein.

(b)     The two (2) -year periods referenced in Sections 7(b) and 7(c) of the Employment Agreement will commence on the day following the Severance Date.

(c)     For the purposes hereof and of the Employment Agreement, Section 7(f) of the Employment Agreement is hereby amended to read in its entirety as follows:

(f) Non-Disparagement. Employee will not at any time publish or communicate to any third party disparaging or derogatory statements or opinions about the Company or its Affiliates, or any of the Company’s or such Affiliates’ current or former directors, officers, employees, attorneys, agents, investors, shareholders or contractors, or regarding the Company’s business plans, products or services.

12.     Return of Property. Executive agrees to return all Company property and data (original, electronic, and hard copies) in his possession on or before the Severance Date, including but not limited to all the Company’s business records and documentation of any kind, all tangible and intangible property of the Company and relating to his employment with the Company, and all Company-issued devices, keys, credit cards, or other property; provided that Executive may keep the personal laptop and cell telephone issued to him by the Company, subject to submitting the same for deletion of any proprietary information of the Company and its Affiliates on or before the Severance Date.

13.     Acknowledgements by Executive. In signing this Agreement, Executive acknowledges:

(a)     That Company may in the future improve employee benefits or pay.

(b)     That he has not suffered any job-related wrongs or injuries, such as any type of discrimination, for which he might still be entitled to compensation or relief in the future. That he has been paid to date all wages, overtime, commissions, compensation, benefits, and other amounts that the Company or any Released Party should have paid him in the past.

(c)     That he is intentionally releasing claims that he did not know that he might have and that, with hindsight, he might regret having released. He has not assigned or given away any of the claims he is releasing.

(d)     That he has read and understands this Agreement and that he has been advised to consult with an attorney about its meaning and effect including, without limitation, the significance and consequence of the general release in Paragraph 4.

(e)     That he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained herein upon his legal rights.

(f)     That he is fully satisfied with the terms of this Agreement and is executing this Agreement voluntarily, knowingly, willingly, and without duress.

14.     Reference Checks. Any reference check submitted to the Company by a future potential employer of Executive will be limited to confirmation of dates of employment and last position held.

15.     Indemnification. Executive agrees to indemnify and hold harmless the Company from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company arising out of the breach of this Agreement by Executive, or from any false representation made herein by Executive. Executive further agrees that in any legal proceeding, this Agreement may be pled by the Company as a complete defense (meaning that the Company may use this Agreement to demonstrate to a judge, jury, or any other deciding authority that Executive has waived and released any and all claims he has against the Company as of the Effective Date), or may be asserted by way of counterclaim or cross-claim.

16.     Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such an action.

17.     Complete Agreement; Amendments. Except as expressly stated herein, this Agreement, including the Recitals, and this Agreement represent the complete agreement between Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, which relate to such subject matter. In executing this Agreement, none of the Parties has relied or is relying on any representation with respect to the subject matter of this Agreement or any representation inducing the execution of this Agreement except those representations as are expressly set forth in this Agreement, and the Parties acknowledge that they have relied on their own judgment in entering into this Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

18.     Severability. Each of the paragraphs contained in this Agreement shall be enforceable independently of every other paragraph in this Agreement, and the invalidity or nonenforceability of any paragraph shall not invalidate or render unenforceable any other paragraph contained in this Agreement.

19.     Older Workers Benefit Protection Act. Pursuant to the Older Workers Benefit Protection Act, Executive acknowledges and agree that (i) this Agreement is written in a manner calculated to be understood by Executive; (ii) this Agreement represents Executive’s knowing and voluntary waiver and release of any and all claims that Executive might have including, but not limited to, any claims arising under the ADEA; (iii) Executive has not waived any claim under the ADEA that may arise after the Effective Date; (iv) the consideration that Employee will receive in exchange for this Agreement, i.e., the amounts and benefits set forth in Paragraph 3, is something of value to which Employee is not already entitled; (v) Executive is hereby being advised to consult with an attorney prior to executing this Agreement; (vi) Executive has twenty-one (21) days from the date of his receipt of this Agreement in which to consider the terms of this Agreement (including, without limitation, each Party’s release and waiver of any and all claims under the Age Discrimination in Employment Act) before executing it; (vii) Executive will have seven (7) days after his execution of this Agreement (which was the date hereof) in which to revoke this Agreement by written notice of revocation that must be received by Christopher Shackelton, c/o Coliseum Capital Partners, Metro Center, One Station Place, Stamford, CT 06902, no later than 5:00 p.m. on the seventh (7th) day after Executive has signed this Agreement; and (viii) this Agreement will not become effective and enforceable until the seven (7)-day revocation period (the “Revocation Period”) has expired without revocation of the Agreement by Executive.

20.     Counterparts. This Agreement may be executed in counterparts, such counterparts may be obtained by facsimile transmission or pdf email, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

21.     Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, or by electronic email upon receipt of a transmission confirmation if sent by email, and on the next business day when sent by a reputable overnight carrier service to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company:

The Providence Service Corporation

64 East Broadway Boulevard
Tucson, AZ 85701
Telephone:     (520) 747-6600
Facsimile:     (520) 747-6605
Attn:          Chief Executive Officer and General Counsel

If to Executive:

Warren S. Rustand

5750 E. Santa Fee

Tucson, AZ 85715

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year written above.

COMPANY:	THE PROVIDENCE SERVICE CORPORATION

By: __/s/ Christopher Shackelton ____
Name: Christopher Shackelton
Title: Chairman of the Board

EXECUTIVE:	WARREN RUSTAND _____/s/ Warren Rustand___________

[Signature page to Separation and General Release Agreement]

Exhibit A

Benefits Between the Effective Date and the Severance Date

In addition to all the other benefits referenced in this Agreement including in Section 2, Executive will be entitled to the following between the Effective Date and the Severance Date:

●	Medical Insurance Coverage
●	Disability and Long Term Disability Insurance